EXHIBIT D

CONFIDENTIALITY AGREEMENT

Tenet Healthcare Corporation
1445 Ross Avenue, Suite 1400
Dallas, Texas 75202

January 18, 2016

To:	Each of the entities listed on Schedule A hereto (“Glenview” or “you”)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the Glenview Designees to the Board of Directors (the “Board”) of Tenet Healthcare Corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Support Agreement (the “Support Agreement”), dated as of January 18, 2016, among the Company and Glenview.  The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, each of the Glenview Designees may, if and to the extent he or she desires to do so (and subject to his or her fiduciary duties), confidentially disclose information he or she obtains while serving as a member of the Board to you and the Specified Glenview Personnel (as hereinafter defined), and may discuss such information with such persons, subject to the terms and conditions of this Agreement.  As a result, you may receive certain non-public information regarding the Company.  You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company.  In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, you and any employee of a member of Glenview that is involved in monitoring the Company investment (collectively, the “Specified Glenview Personnel”) agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you, the Specified Glenview Personnel or any Glenview legal, tax or accounting advisor involved in advising Glenview regarding its investment in the Company (the “Advisors”) (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by any Glenview Designee, or by or on behalf of the Company or any Company Representatives (as defined below), together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.  The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the Specified Glenview Personnel, (ii) was within your or any of the Specified Glenview Personnel’s possession on a non-confidential basis prior to its being furnished to you by any Glenview Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”) or (iii) is received from a source other than any Glenview Designee, the Company or any of the Company Representatives; provided, that in the case of (ii) or (iii) above, the source of such information after the date hereof, was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.

2.  You and the Specified Glenview Personnel and Advisors will, and you will cause the Specified Glenview Personnel and any Advisors to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information to the Specified Glenview Personnel (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and agree to abide for the benefit of the Company by the terms hereof; provided, further, that you will be responsible for any violation of this letter agreement by the Specified Glenview Personnel and any Advisors as if they were parties hereto. It is understood and agreed that no Glenview Designee shall disclose to you or the Specified Glenview Personnel or Advisors any Legal Advice (as defined below) that may be included in the Evaluation Material.  “Legal Advice” as used herein shall be limited to the advice provided by legal counsel.

3.  In the event that you or any of the Specified Glenview Personnel or Advisors are required by applicable subpoena, legal process or other legal requirement or are requested by any governmental authority to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by electronic mail and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense.  Nothing herein shall be deemed to prevent you or the Specified Glenview Personnel or Advisors, as the case may be, from honoring a subpoena, legal process or other legal requirement or request by such governmental authority that requires or requests discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you in writing is legally required or so requested to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement or request.  In no event will you or any of the Specified Glenview Personnel or Advisors oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.  For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the common stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.  You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of the Specified Glenview Personnel or Advisors relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  You and the Specified Glenview Personnel (or anyone acting on your or their behalf, including the Advisors) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer, investor relations personnel and General Counsel, and/or such other persons approved in writing by the foregoing or the Board concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not apply to the Glenview Designee acting solely in his capacity as a director in accordance with the Support Agreement and the Company’s governance and other guidelines.

5.  All Evaluation Material shall remain the property of the Company.  Neither you nor any of the Specified Glenview Personnel or Advisors shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time after the date on which no Glenview Designee is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of the Specified Glenview Personnel’s or Advisor’s possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Evaluation Material has been erased or deleted, as the case may be); provided, however, that you may retain data or electronic records containing Evaluation Material for legal retention purposes and may retain electronically archived copies to the extent consistent with your document retention policies.  Notwithstanding the return or erasure or deletion of Evaluation Material, you and the Specified Glenview Personnel and Advisors will continue to be bound by the obligations contained herein.

6.  You acknowledge, and will advise the Specified Glenview Personnel and Advisors, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that the United States securities laws prohibit any Person who has received from an issuer any such material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

7.  You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.  Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement.  The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.  You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms.  You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in any federal or state court of competent jurisdiction in the Borough of Manhattan of the City of New York.  In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.  This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in the Borough of Manhattan of the City of New York.  By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.

11.  This letter agreement and the Support Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral.  This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

13.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Tenet Healthcare Corporation
1445 Ross Avenue, Suite 1400
Dallas, Texas 75202
Attention:	Audrey Andrews, General Counsel
Email:	Audrey.Andrews@tenethealth.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:	Dennis J. Friedman
Barbara L. Becker
Email:	DFriedman@gibsondunn.com
BBecker@gibsondunn.com

if to Glenview:

Glenview Capital Management, LLC
767 Fifth Avenue, 44th Floor
New York, New York 10153
Attention:	Mark Horowitz
Email:	mark@glenviewcapital.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Scott Freeman
Email:	sfreeman@sidley.com

14.  If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

15.  This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

16.  This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.  This letter agreement, however, shall be binding on successors of the parties hereto.

17.  Glenview shall cause any Replacement for a Glenview Designee that is appointed to the Board pursuant to Section 1(f) of the Support Agreement to execute a copy of this letter agreement.

18.  This letter agreement and the obligations contained herein shall expire eighteen (18) months from the date on which a Glenview Designee no longer serves as a director of the Company.

19.  No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

20.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation.  The term “including” shall in all instances be deemed to mean “including without limitation.”

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

TENET HEALTHCARE CORPORATION

By:
Name:
Title:

 [Signature Page to the Confidentiality Agreement]

Accepted and agreed as of the date first written above:

GLENVIEW CAPITAL MANAGEMENT, LLC, on behalf of itself and as investment manager of the Glenview Funds listed on Schedule A hereto

By:
Name:	Mark Horowitz
Title	President

[Signature Page to the Confidentiality Agreement]

SCHEDULE A

Glenview Investment Manager

1.	Glenview Capital Management, LLC, a Delaware limited liability company

Glenview Funds

1.	Glenview Capital Partners, L.P., a Delaware limited partnership

2.	Glenview Capital Master Fund, Ltd., a Cayman Islands exempted company

3.	Glenview Institutional Partners, L.P., a Delaware limited partnership

4.	Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company

5.	Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership